Global Restrictions on
W. R. Berkley Corporation
Insider Trading Policy

February 2025

Introduction
The securities laws of the United States and the various states impose important restrictions on officers, directors and employees (“Covered Persons”) of W. R. Berkley Corporation and its subsidiaries (together, the “Company”) with respect to sales, purchases and other transactions involving securities. This Insider Trading Policy (this “Policy”) reviews these restrictions concerning securities transactions by Covered Persons. Note that, while the following provides a useful overview, it is not a comprehensive attempt to deal with all potential restrictions; it is designed to help you identify potential problems and be aware of areas where caution is warranted and you should seek further advice.
This Policy also establishes specific procedures, designed to ensure compliance with the securities laws and regulations, to be followed by the Company and Covered Persons engaging in transactions in the Company’s securities and, in certain circumstances, securities of third parties. Compliance with this Policy is necessary to protect the Company’s business and reputation, to prevent violations of law by you and by the Company and to avoid the appearance of impropriety.
If you encounter a problem or have any doubts about your transactions in securities, you should consult with the Company’s General Counsel, so that the proper advice can be given and the proper actions can be taken.

General Restrictions and Policies
Insider Trading
It is unlawful for an “insider” (as defined below) to trade in securities on the basis of material information known to that individual but not to the public (“Material Non-Public Information”), or to transmit Material Non-Public Information to any other person who may trade on the basis of such information. Violation of this prohibition is a serious federal offense and the penalties can include a prison term and disgorgement of any profits. The fact that the insider did not intend to defraud anyone may not insulate the insider from liability. It is the Company’s policy that its Covered Persons strictly comply with this prohibition. In particular, Covered Persons are prohibited from using Material Non-Public Information in connection with:
•the purchase or sale of securities for their own accounts or for the accounts in which they have a direct or indirect beneficial interest or over which they have the power, directly or indirectly, to make investment decisions;
•the solicitation of orders to purchase or sell securities; or
•the issuance of research reports, recommendations or comments that could be construed as recommendations.
In addition, when a Covered Person is in possession of Material Non-Public Information about the Company, the Covered Person may not pass (or “tip”) that information to others or recommend to anyone the purchase or sale of the relevant securities.
The foregoing restrictions apply to securities and information of the Company as well as to the securities and information of another company (e.g., a proposed acquisition target) to the extent a Covered Person, in the course of working for the Company, learns of Material Non-Public Information about a company (1) with which the Company does business, including, for example, the Company’s customers, reinsurers and suppliers (“business partners”), or
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(2) that is involved in a potential transaction or business relationship with the Company (“Other Securities”). See “Applicability of Policy to Material Non-Public Information Regarding Other Companies” below.
An “insider” is any person who has access to Material Non-Public Information. Insiders include all individuals who have access to such information, including, among others, legal, accounting, investor relations and financial personnel, administrative assistants and any person (a “tippee”) to whom they relay such insider information. Additionally, an “immediate family member,” defined as a child, stepchild, child away at college, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of the specified person, may also be deemed to be an insider.
Trading on the basis of Material Non-Public Information is forbidden. Material Non-Public Information includes any non-public information which a reasonable investor is likely to consider important in determining whether to buy, sell or hold securities, or the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about a company or security. Moreover, the fact that an insider (or a tippee of an insider) has traded on the basis of particular information which has not been made public may itself be regarded as evidence that the information is material. Both positive and negative information could be material.
Examples of information that the courts have found to be material, depending upon the circumstances, include:
•projections of future premiums or earnings or losses, or other earnings guidance;
•earnings and other financial results, especially if inconsistent with the consensus expectations of the investment community;
•a pending or proposed merger, acquisition, financing or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a significant expansion or curtailment of operations;
•a material change in dividend policy or an offering of additional securities;
•a material change in senior management;
•the existence or occurrence of a significant cyber security event;
•significant litigation or regulatory proceedings or investigations and significant developments related thereto; and
•the gain or loss of a significant contract or business relationship.
If you are unsure whether information is material, you should assume that it is material rather than risk violating the securities laws by trading while possessing such information.
Securities transactions by insiders in possession of material information, provided they are otherwise consistent with the procedures set forth in this Policy, should be made only when the insider is certain that such information has been sufficiently publicized by official announcements. Information is not public merely because it is reflected by rumors or other unofficial statements in the marketplace. Moreover, the insider may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of such information. Information is considered to be available to the public only
(1)    after it has been released to the public through appropriate channels (e.g., by means of a widely disseminated press release or Securities and Exchange Commission (“SEC”) filing); and
(2)    enough time has elapsed to permit the investment market to absorb and evaluate the information.
Information will not be considered disseminated if the information is disclosed solely by means of (a) speeches or meetings open to the public, (b) television interviews or other media events, (c) social medial channels, or (d) industry publications. Depending on the circumstances, information normally should not be regarded as public until at least one trading day after it has been broadly disseminated to the public in a press release, a public filing with the

SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. If you are unsure whether information has been appropriately disseminated, you should consult with the Company’s General Counsel.
Exceptions to this Policy
Except where otherwise indicated, this Policy does not apply under the following circumstances:
•Securities transactions by a Covered Person’s immediate family member made in connection with his or her principal occupation and that are not for the benefit of the Covered Person or any member of his or her immediate family or any of their relatives, so long as the Covered Person has not shared Material Non-Public Information about the issuer of the securities in question with the immediate family member making the transaction. For the purpose of this exclusion, the fact that the immediate family member may earn a fee or commission in connection with the transaction does not render the transaction as being one for the benefit of the immediate family member.
•Securities transactions if the counterparty is the issuer of the securities. Forfeitures of stock to the Company to pay the tax withholding obligations for vesting/settlement of restricted stock units are included in this exception.
•Purchases of the Company's stock in the Company’s Profit Sharing/401(k) plan or Employee Stock Purchase Plan resulting from a periodic contribution of money to the plan pursuant to an employee's payroll deduction election (but not transactions pursuant to a change in an election or other elections by the employee).
•Purchase or sales of securities pursuant to a Rule 10b5-1 trading plan (“10b5-1 Plan”) approved by the Company. Rule 10b5-1 under the Securities Exchange Act provides an affirmative defense against a claim of insider trading for transactions made pursuant to a pre-existing 10b5-1 Plan that meets certain conditions. Covered Persons interested in establishing a 10b5-1 Plan should discuss such a plan with the Company’s General Counsel. Any 10b5-1 Plan must be reviewed and approved in writing by the Company’s General Counsel prior to entry into such Plan (or if revised or amended, such revisions or amendments have been reviewed and approved in advance by the Company’s General Counsel).
Questions
Whenever you have any doubt as to the materiality or non-public nature of any information known to you, you should consult with the Company’s General Counsel before trading in such securities for your own account, or disclosing the information to others.

Trading Restrictions
General Restrictions
In order to prevent the misuse of Material Non-Public Information and to avoid potential liability to the Company and its officers, directors, and employees under the federal securities laws, the Company has imposed following restrictions on trading in Company stock and other securities:
•Covered Persons may not buy or sell stock or conduct any other transaction in the Company’s securities for personal or “related” accounts while in possession of Material Non-Public Information. Examples of personal and related accounts include retail brokerage, IRA, 401(k), Keogh and similar accounts and accounts of an immediate family member that you have the ability to control. The restrictions described above also apply to Other Securities.

•All presidents and chief financial officers of the Company’s businesses, the Company’s senior officers1 and directors, and employees in the Company’s finance and legal departments who regularly come into possession of Material Non-Public Information (“Reporting Persons”) must pre clear with the Company’s General Counsel all Company security transactions (including gifts and including transactions by others where the Reporting Person has a beneficial interest in the security involved). The Company’s General Counsel may from time to time designate additional employees as Reporting Persons. Transactions subject to this restriction include sales of Company common stock acquired upon vesting of restricted stock units and elections to purchase or sell Company stock in the Company’s Profit Sharing Plan/401(k) and Employee Stock Purchase Plan (including your initial election to invest in Company stock through the Company’s Profit Sharing Plan/401(k) or Employee Stock Purchase Plan and any subsequent elections you make to increase or decrease the amount you invest in Company stock). Once a transaction is pre-cleared by the Company’s General Counsel, the transaction must be effected within 48 hours of such pre-clearance. If more than 48 hours elapse before you complete your transaction, you must pre-clear your transaction again.
The foregoing restrictions are subject to the exceptions set forth express in “General Restrictions and Policy – Exceptions to this Policy.”
Limits on Trades in the Company’s Securities — “Blackout” Periods
A “blackout” period is a period during which a Reporting Person may not execute transactions in the Company’s securities, including in related accounts, other than as provided in “General Restrictions and Policy – Exceptions to this Policy.” Even if a blackout period is not then in effect, a Reporting Person may not trade in the Company’s securities if the Reporting Person is aware of Material Non-Public Information about the Company, other than as provided in “General Restrictions and Policy – Exceptions to this Policy.” For example, if the Company issues a quarterly earnings press release and a Reporting Person is aware of other Material Non-Public Information concerning the Company not disclosed in the earnings press release, the Reporting Person may not trade in the Company’s securities. The prohibition on trading while being aware of Material Non-Public Information about the Company extends to sales of shares issued upon vesting of restricted stock units granted under the Company’s Stock Incentive Plan.
•Quarterly Earnings Blackout Periods. Reporting Persons may not buy or sell Company securities during the period beginning with the opening of business on the last business day of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31) and ending one full trading day following the public release of the financial results for the fiscal quarter or year (for example, by means of a press release or an SEC filing). In accordance with this Policy, the Company may from time to time advise interested parties of the expected timing of its earnings press releases.
•Event-Specific Blackout Periods. The Company reserves the right to impose trading blackout periods from time to time when, in its judgment, a blackout period is warranted. A blackout period may be imposed for any reason, including the Company’s involvement in a material transaction or other material event. The existence of an event-specific blackout period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the blackout period. Individuals that are subject to event-specific blackout periods may be contacted when these periods are instituted from time to time. If a Covered Person is made aware of the existence of an event-specific blackout period, that Covered Person should not disclose the existence of such blackout period to any other person.
1 For purposes of this Policy, the Company’s senior officers are W. R. Berkley Corporation’s Executive Chairman, Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.

Other Trading Restrictions Applicable to Company Securities
The Company considers it improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws. Accordingly, transactions in Company securities by Covered Persons are subject to the following.
•Short Sales. Covered Persons may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
•Publicly Traded Options. Covered Persons may not engage in transactions in publicly traded options on Company securities (such as puts, calls, and other derivative securities) on an exchange or in any other organized market.
•Hedging. In addition to Short Sales and Publicly Traded Options discussed above, certain forms of hedging or monetization transactions, such as zero cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her holdings in Company securities, often in exchange for all or part of the potential for upside appreciation. These transactions would allow a Covered Person to continue to own the covered Company securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. Accordingly, unless otherwise specifically addressed in this Policy, hedging transactions and all other similar forms of monetization transactions are prohibited. For purposes of this Policy, hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or engaging in any other transaction, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
•Standing Orders. Standing orders (other than stock option limit orders or orders pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) should be used only for a brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when a Covered Person is aware of Material Non-Public Information may result in unlawful insider trading even if the standing order was placed at a time when the Covered Person did not possess Material Non-Public Information.
•Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a Covered Person fails to meet a margin call or by the lender in foreclosure if the Covered Person defaults on the loan. Covered Persons may not have control over these transactions as the securities may be sold at certain times without the Covered Person’s consent. A margin or foreclosure sale that occurs when a Covered Person is aware of Material Non-Public Information may, under some circumstances, result in unlawful insider trading. Accordingly, unless otherwise approved by the General Counsel, Covered Persons are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.
•Discretionary Trading Accounts. If a Covered Person has established a discretionary trading account for which the Covered Person has ceded to another person the authority to engage in trades for the benefit of the Covered Person absent specific instructions from the Covered Person, the Covered Person must direct any such person with discretionary trading authority not to engage in any trades in the Company’s securities without the Covered Person’s prior express consent.
Press Inquiries and Press Releases

In order to guard against the release of non-public information and ensure the accuracy and consistency of public information, all press releases or similar planned public announcements and all inquiries about the Company, its subsidiaries or affiliates from financial analysts, stockholders, reporters and others should be referred to the Company’s Executive Chairman, President and Chief Executive Officer, Chief Financial Officer, Secretary, General Counsel, or Vice President – Investor Relations. No director or employee should issue a press release or respond to any such inquiries absent specific authorization to do so.

Applicability of Policy to Material Non-Public Information Regarding Other Companies
As discussed above, it is the policy of the Company that any Covered Person who, in the course of working for the Company, learns of Material Non-Public Information about a company (1) with which the Company does business, including the Company’s business partners, and (2) that is involved in a potential transaction or business relationship with the Company, may not engage in transactions in that company’s securities until the information becomes public or is no longer material. The consequences for violations discussed below may result from trading on Material Non-Public Information regarding the Company’s business partners. All Covered Persons should treat Material Non-Public Information about the Company’s business partners with the same care required with respect to information related directly to the Company. In addition to information regarding other companies that has not been publicly disclosed, non-public information that may be considered material can include confidential analyses, financial information, business data and plans and other information received from a third party with the expectation that it will be kept confidential and used solely for business purposes.
Additional Restrictions for Certain Persons
Certain executive officers and the directors of the Company are subject to additional restrictions, including reporting requirements, short-swing trading restrictions and other provisions of the securities laws. Please contact the Company’s General Counsel for information concerning those restrictions.

Consequences for Violations
Upon determining that a violation or possible insider trading violation has occurred, appropriate sanctions against the Covered Person may be imposed.
Internal Sanctions for Violations
Appropriate sanctions imposed by the Company may include, without limitation:
•immediate unwinding of the transaction;
•forfeiture of any profit from the transaction;
•termination of employment; and/or
•for insider trading violations, notification by the Company to the SEC or other local authority, if deemed appropriate, of the alleged violation and cooperation with the SEC or other local authority in any enforcement action and/or prosecution of the individual(s) involved.
Regulatory Sanctions
If a Covered Person trades in the Company securities or in Other Securities while in possession of Material Non-Public Information, it could subject the Covered Person to potential criminal and civil liability under applicable securities laws.

In addition, liability may also be imposed for improper transactions by any person (commonly referred to as a “tippee”) to whom a Covered Person has disclosed Material Non-Public Information or to whom a Covered Person has made recommendations or expressed opinions on the basis of such information as to trading in securities of the Company or one of its business partners. Both the disclosing person (i.e., the “tipper”) and the tippee can be held liable for violations of this nature.

Post-Employment Transactions
If a Covered Person is aware of Material Non-Public Information concerning the Company when the Covered Person’s employment or service relationship terminates, the Covered Person may not trade in the Company’s securities until that information has been publicly released, notwithstanding the termination of the Covered Person’s employment or service relationship.